UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________________
FORM 8-K
 ____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 20, 2014
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AVAYA INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-15951	22-3713430
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

4655 Great America Parkway
Santa Clara, California	95054
(Address of Principal Executive Office)	(Zip Code)
 Registrant’s telephone number, including area code:  (908) 953-6000
N/A
(Former Name or Former Address, if Changed Since Last Report)
 ____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 20, 2014, Avaya Inc. (the "Company") signed an agreement (the "Agreement") with HP Enterprise Services, LLC ("HP") pursuant to which the Company will outsource to HP certain delivery services (the "Services") in order to scale the operational capacity to serve cloud demand including current specified customer contracts of the Avaya Private Cloud Services ("APCS") business, formerly known as Avaya Operations Services. The Company and HP have separately agreed to a go to market plan which encourages the sales of APCS by HP.

Under the Agreement, HP will acquire from the Company or a third party designated by the Company certain assets necessary to perform the Services, and approximately 600 employees of the Company will be offered employment with or transition to HP to service current as well as future customers of the Company. The Agreement has an initial term of five years, and the parties may agree to extend it for an additional three year period.

HP has agreed to acquire specified assets owned by the Company or one of its subsidiaries as of August 20, 2014 for approximately $50 million (the "Initial Provisioned Assets"). In addition, HP has agreed to make available one or more additional financings to Avaya and its subsidiaries of up to $24 million per year for the sole purpose of financing the use of equipment for the performance of Services under the Agreement (the “Additional Provisioned Assets” and, together with the Initial Provisioned Assets, the "Provisioned Assets") until the expiration or termination of the Agreement, provided that no material adverse change with respect to the Company has occurred and is continuing as of the date any such financing is requested. The parties may increase such amount upon mutual consent.

Under this financing arrangement, the Company will pay HP a minimum revenue commitment ("MRC") each month for each Provisioned Asset until such Provisioned Asset is fully-amortized over the life of its respective customer agreement, generally ranging from 36 to 60 months.

The MRC will be based upon the value of the asset acquired with respect to each customer agreement to which it relates and will be subject to interest rates determined based upon the country in which that asset is located. The MRC for Initial Provisioned Assets will be fixed. The MRC for Additional Provisioned Assets will be reviewed quarterly and may be adjusted either upward or downward each calendar quarter during the term of the Agreement to the extent current yields differ from initial rates or yields as set forth in specified indexes per country in excess of an agreed upon amount.

Upon payment in full for all of the Provisioned Assets associated with a specified customer contract, the Company will automatically obtain title to such Provisioned Assets while remaining liable for the MRC associated with the remaining Provisioned Assets for which payments are outstanding.

The Agreement contains customary representations, warranties and events of default.

On August 26, 2014, the Company issued a press release announcing the Agreement and its arrangement with HP. The full text of the press release is furnished herewith as Exhibit 99.1 to this Form 8−K and is incorporated by reference into this Item 2.03 as if fully set forth herein.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Exhibit Name

99.1	Press Release, dated August 26, 2014, entitled "Avaya and HP to Deliver Expanded Communications Services to the Enterprise"

Forward-Looking Statements
This current report on Form 8-K contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative thereof or other variations thereon or comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These factors, including those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Company’s filings with the SEC that are available at www.sec.gov. The Company cautions you that the list of important factors included in the Company’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.
Date: August 26, 2014	By:	/s/ David Vellequette
	Name:	David Vellequette
	Title:	Chief Financial Officer